Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Net Income Per Share of $2.38, Down

9.8%, and Core Operating Income Per Share of $2.70, Up 12%;

Consolidated Net Premiums Written of $8.6 Billion, Up 6.3%, or 7.3%

in Constant Dollars

•

Net income was $1.1 billion, down 11.4%, and core operating income was $1.2 billion, up 10.2%. Net income was unfavorably impacted by mark-to-market losses of $119 million, principally related to the company’s variable annuity reinsurance portfolio, compared to adjusted realized gains of $165 million in the prior year.

•	P&C net premiums written were $8.0 billion, up 6.2%, or 7.2% in constant dollars.

•	P&C underwriting income was $754 million, up 12.6%, and Global P&C underwriting income, which excludes Agriculture, was $753 million, up 27.7%.

•

P&C combined ratio was 90.2% compared with 90.9% prior year, reflecting lower catastrophe losses and higher crop insurance losses. P&C current accident year combined ratio excluding catastrophe losses was 89.5% compared with 88.2% prior year.

•

Global P&C combined ratio, which excludes Agriculture, was 88.9% compared with 90.9% prior year. Global P&C current accident year combined ratio excluding catastrophe losses was 88.3% compared with 87.9% prior year.

•

Pre-tax catastrophe losses were $232 million, or $191 million after-tax, compared with $450 million, or $372 million after-tax, prior year. In addition, Agriculture underwriting income was adversely impacted predominantly by crop insurance weather conditions resulting in underwriting income of $1 million compared with $79 million in the prior year.

•	Net investment income was $873 million pre-tax, up 6.0%, and adjusted net investment income was $910 million pre-tax, up 3.1%.

ZURICH – October 29, 2019 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2019 of $1,091 million, or $2.38 per share, compared with $1,231 million, or $2.64 per share, for the same quarter last year. Core operating income was $1,236 million, or $2.70 per share, compared with $1,122 million, or $2.41 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 90.2% and the Global P&C combined ratio, which excludes Agriculture, was 88.9%. Book and tangible book value per share increased 2.0% and 3.3%, respectively, from June 30, 2019 and now stand at $120.33 and $76.21, respectively. Several factors positively impacted book value in the quarter contributing to

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Chubb Limited News Release

an increase of $263 million after-tax. Net realized and unrealized gains of $503 million in the company’s investment portfolio, due to a decline in interest rates, were partially offset by mark-to-market losses in the company’s variable annuity reinsurance portfolio of $112 million and unfavorable foreign currency movement of $116 million. Annualized ROE and core operating ROE were 8.1% and 9.5%, respectively. Annualized core operating return on tangible equity was 15.6%.

Chubb Limited

Third Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2019	2018	Change	2019	2018	Change
Net income	$1,091	$1,231	(11.4)%	$2.38	$2.64	(9.8)%
Chubb integration expenses, net of tax	2	14	(85.7)%	—	0.03	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	24	42	(42.9)%	0.06	0.09	(33.3)%
Adjusted net realized (gains) losses, net of tax	119	(165)	NM	0.26	(0.35)	NM
Core operating income, net of tax	$1,236	$1,122	10.2%	$2.70	$2.41	12.0%

For the three months ended September 30, 2019 and 2018, the tax expenses (benefits) related to the table above were nil and $(2) million, respectively, for Chubb integration expenses; $(8) million and $(12) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $19 million and $14 million, respectively, for adjusted net realized gains and losses; and $219 million and $183 million, respectively, for core operating income.

For the nine months ended September 30, 2019, net income was $3,281 million, or $7.13 per share, compared with $3,607 million, or $7.71 per share, for 2018. Core operating income was $3,601 million, or $7.83 per share, compared with $3,472 million, or $7.42 per share, for 2018. The P&C combined ratio was 89.9% and the Global P&C combined ratio, which excludes Agriculture, was 89.7%. Book and tangible book value per share increased 9.8% and 15.7%, respectively, from December 31, 2018. Book value per share was favorably impacted by net realized and unrealized gains of $3.0 billion after-tax in the company’s investment portfolio, principally due to a decline in interest rates.

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Chubb Limited

Nine Months Ended Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2019	2018	Change	2019	2018	Change
Net income	$3,281	$3,607	(9.1)%	$7.13	$7.71	(7.5)%
Chubb integration expenses, net of tax	7	32	(78.1)%	0.02	0.07	(71.4)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	89	133	(33.1)%	0.19	0.29	(34.5)%
Adjusted net realized (gains) losses, net of tax	224	(300)	NM	0.49	(0.65)	NM
Core operating income, net of tax	$3,601	$3,472	3.7%	$7.83	$7.42	5.5%

For the nine months ended September 30, 2019 and 2018, the tax expenses (benefits) related to the table above were $(2) million and $(7) million, respectively, for Chubb integration expenses; $(22) million and $(32) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $13 million and $25 million, respectively, for adjusted net realized gains and losses; and $637 million and $550 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Our third quarter results were highlighted by core operating earnings that were up double-digit over prior year and excellent premium revenue growth in many areas of our company. Core operating income of $2.70 per share, up 12%, was driven by strong contributions from underwriting and investment income. Our P&C combined ratio of 90.2% benefited from lower year-on-year catastrophe losses, offset partially by higher losses in crop insurance, another CAT-like risk.

“P&C net premiums written were up over 7% in constant dollars. Growth was distributed broadly across the globe, with net premiums up 6.5% in our North America insurance operations, up circa 10% in Asia and Latin America, and up 8% and 6%, respectively, in the U.K. and on the European Continent. We benefited from an improved pricing and underwriting environment and a flight to quality from commercial insurance buyers who are more often choosing Chubb. Pricing continued to firm in the quarter – in many cases at double or greater the rate of the first quarter – with rate increases accelerating and spreading to more classes of business. We are also benefiting from our many product, customer and distribution-related growth initiatives in the U.S., Asia and Latin America.

“Book and tangible book value per share were up 2% and 3.3%, respectively, in the quarter, and are up 9.8% and 15.7% for the year. While benefiting temporarily our company’s book value growth, prolonged low interest rates, a result of overreliance on monetary policy, have penalized savers and led to misallocation of capital and overvaluation of assets without substantially supporting business investment and economic growth.

“Our company is in great shape and we are executing at a high level.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2019 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q3 2019	Q3 2018	Change
P&C
Net premiums written (increase of 7.2% in constant dollars)	$8,010	$7,546	6.2%
Underwriting income	$754	$669	12.6%
Combined ratio	90.2%	90.9%
Current accident year underwriting income excluding catastrophe losses	$819	$876	(6.5)%
Current accident year combined ratio excluding catastrophe losses	89.5%	88.2%

Global P&C (excludes Agriculture)
Net premiums written (increase of 7.3% in constant dollars)	$7,072	$6,662	6.2%
Underwriting income	$753	$590	27.7%
Combined ratio	88.9%	90.9%
Current accident year underwriting income excluding catastrophe losses	$797	$790	0.9%
Current accident year combined ratio excluding catastrophe losses	88.3%	87.9%

North America Agricultural Insurance
Net premiums written	$938	$884	6.2%
Underwriting income	$1	$79	(98.8)%
Combined ratio	99.9%	90.7%
Current accident year combined ratio excluding catastrophe losses	97.7%	89.9%

•	Net premiums earned increased 5.3%, or 6.3% in constant dollars.

•

Total pre-tax and after-tax catastrophe losses were $232 million (3.0 percentage points of the combined ratio) and $191 million, respectively, compared with $450 million (6.1 percentage points of the combined ratio) and $372 million, respectively, last year.

•

Total pre-tax and after-tax favorable prior period development were $167 million (2.3 percentage points of the combined ratio) and $112 million, respectively, compared with $243 million (3.4 percentage points of the combined ratio) and $180 million, respectively, last year.

•

Net investment income was $873 million, pre-tax, and adjusted net investment income was $910 million, pre-tax, which was above the guidance range principally due to higher private equity distributions and increased call activity in the company’s corporate bond portfolio.

•	Operating cash flow was $2.2 billion.

•

Share repurchases totaled $478 million during the quarter at an average purchase price of $155.16 per share, and $1.2 billion through September 30, 2019 at an average purchase price of $145.08 per share.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2019 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q3 2019	Q3 2018	Change
Total North America P&C Insurance
Net premiums written	$5,641	$5,301	6.4%
Combined ratio	88.3%	89.9%
Current accident year combined ratio excluding catastrophe losses	88.0%	86.4%

North America Commercial P&C Insurance
Net premiums written	$3,452	$3,199	7.9%
Major accounts retail and excess and surplus (E&S) wholesale	$2,029	$1,851	9.6%
Middle market and small commercial	$1,423	$1,348	5.6%
Combined ratio	86.9%	85.8%
Current accident year combined ratio excluding catastrophe losses	87.6%	86.7%

North America Personal P&C Insurance
Net premiums written	$1,251	$1,218	2.7%
Net premiums written adjusted primarily for additional reinsurance in 2019			3.9%
Combined ratio	83.1%	99.8%
Current accident year combined ratio excluding catastrophe losses	81.3%	83.2%

North America Agricultural Insurance
Net premiums written	$938	$884	6.2%
Combined ratio	99.9%	90.7%
Current accident year combined ratio excluding catastrophe losses	97.7%	89.9%

Overseas General Insurance
Net premiums written	$2,228	$2,081	7.1%
Net premiums written in constant dollars			10.7%
Combined ratio	90.5%	90.3%
Current accident year combined ratio excluding catastrophe losses	90.0%	90.0%

•

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses was 87.6% compared with 86.7% in the prior year. The increase of 0.9 percentage point was due to a 2.0 percentage point increase in the loss ratio, reflecting higher than expected commercial property losses, partially offset by a decrease of 1.1 percentage points in the expense ratio.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses was 81.3% compared with 83.2% in the prior year, due to a lower loss ratio. The third quarter 2018 current accident year loss ratio excluding catastrophe losses was elevated due to the increased frequency and severity of homeowners losses, primarily non-catastrophe water and fire losses.

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•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses was 97.7%, compared with 89.9% in the prior year. The increase of 7.8 percentage points was principally due to the downward revision in the 2019 crop year margin estimate reflecting the adverse impact of weather conditions.

•

Global Reinsurance: Net premiums written were $141 million, down 14.0%, or 12.8% in constant dollars, primarily due to the timing of a treaty renewal, which was written in the third quarter of 2018. The combined ratio was 81.1% compared with 86.7% prior year. The current accident year combined ratio excluding catastrophe losses was 82.1%, compared with 82.8% prior year.

•

Life Insurance: Net premiums written were $612 million, up 8.5%, or 9.1% in constant dollars, principally reflecting growth in the Asian international life operations. Segment income was $95 million, up 20.9%. International life insurance segment income was $40 million, up 43.5%.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2019, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 30, 2019 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-479-1004 (within the United States) or 323-794-2598 (international), passcode 1608832. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Wednesday, November 13, 2019 and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

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Chubb Limited News Release

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs more than 30,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Net premiums written adjusted primarily for additional reinsurance in 2019 is net premiums written in the company’s North America Personal P&C Insurance segment, adjusted to exclude the year-over-year net impact totaling $15 million comprising of additional reinsurance in 2019 and reinstatement premiums. We believe this measure is meaningful to evaluate trends in the underlying business on a comparable basis.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $37 million in Q3 2019 and $126 million for the nine months ended September 30, 2019. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Chubb integration expense, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Chubb integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of

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operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt and Chubb integration expenses due to the size and complexity of this acquisition. These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized financial measures. The numerator includes core operating income, net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2019 performance and growth opportunities, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2019	December 31 2018
Assets
Investments	$107,178	$100,968
Cash	1,478	1,247
Insurance and reinsurance balances receivable	10,403	10,075
Reinsurance recoverable on losses and loss expenses	15,527	15,993
Goodwill and other intangible assets	21,378	21,414
Other assets	19,184	18,074

Total assets	$175,148	$167,771

Liabilities
Unpaid losses and loss expenses	$63,012	$62,960
Unearned premiums	16,571	15,532
Other liabilities	40,993	38,967

Total liabilities	$120,576	$117,459

Shareholders’ equity
Total shareholders’ equity	54,572	50,312

Total liabilities and shareholders’ equity	$175,148	$167,771

Book value per common share	$120.33	$109.56
Tangible book value per common share	$76.21	$65.89
Book value per common share excluding cumulative translation losses (1)	$124.99	$113.87
Tangible book value per common share excluding cumulative translation losses (1)	$79.43	$68.87

(1)

Cumulative translation losses were $2.1 billion in 2019 ($1.5 billion on tangible and $0.6 billion on intangible net assets) and $2.0 billion in 2018 ($1.4 billion on tangible and $0.6 billion on intangible net assets).

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Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Gross premiums written	$10,724	$10,054	$30,190	$28,716
Net premiums written	8,622	8,110	24,278	23,229
Net premiums earned	8,327	7,908	23,355	22,599
Losses and loss expenses	5,052	4,868	13,865	13,457
Policy benefits	158	127	515	428
Policy acquisition costs	1,603	1,504	4,611	4,432
Administrative expenses	752	719	2,220	2,158
Net investment income	873	823	2,568	2,457
Net realized gains (losses)	(155)	19	(475)	35
Interest expense	138	164	418	488
Other income (expense):
Gains (losses) from separate account assets	(7)	(14)	20	(18)
Other	64	159	306	325
Amortization of purchased intangibles	76	83	229	253
Chubb integration expenses	2	16	9	39
Income tax expense	230	183	626	536

Net income	$1,091	$1,231	$3,281	$3,607

Diluted earnings per share:
Net income	$2.38	$2.64	$7.13	$7.71
Core operating income	$2.70	$2.41	$7.83	$7.42

Weighted average diluted shares outstanding	458.2	466.0	459.9	468.0

P&C combined ratio
Loss and loss expense ratio	63.1%	63.6%	61.5%	61.4%
Policy acquisition cost ratio	18.4%	18.6%	19.2%	19.2%
Administrative expense ratio	8.7%	8.7%	9.2%	9.2%

P&C combined ratio	90.2%	90.9%	89.9%	89.8%

P&C underwriting income	$754	$669	$2,193	$2,135

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